SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[ X ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[     ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FIRSTBANK CORPORATION
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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(2)	Aggregate number of securities to which transaction applies:______________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
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(5)	Total fee Paid: _________________________________________________________________________

[     ] Fee paid previously with preliminary materials
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(1)	Amount previously paid: _________________________________________________________________
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(4)	Date filed: ____________________________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS FIRSTBANK CORPORATION 311 Woodworth Avenue P.O. Box 1029 Alma, Michigan 48801

The annual meeting of the shareholders of Firstbank Corporation will be held at the Heritage Center on the campus of Alma College, West Superior Street, Alma, Michigan 48801, on Monday, April 25 2005, at 4:30 p.m. (Alma time) to consider and vote upon:

        1.        The election of two directors to hold office for three year terms.

        2.        Proposal to amend the Articles of Incorporation to increase the authorized common stock.

        3.        Any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders of record at the close of business on March 4, 2005, will be entitled to vote at the annual meeting and any adjournment of the meeting.

BY ORDER OF THE BOARD OF DIRECTORS, Samuel G. Stone, Executive Vice President, Chief Financial Officer, Secretary, and Treasurer

Alma, Michigan
March 15, 2005

IMPORTANT

All shareholders are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED. This will assure your representation and a quorum for the transaction of business at the meeting. If you do attend the meeting in person and if you have submitted a proxy card, it will not be necessary for you to vote in person at the meeting. However, if you attend the meeting and wish to change your proxy vote, you will be given an opportunity to do so.

PRELIMINARY PROXY STATEMENT

FIRSTBANK CORPORATION
311 Woodworth Avenue
P.O. Box 1029
Alma, Michigan 48801
Telephone: (989) 463-3131

ANNUAL MEETING OF SHAREHOLDERS

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Firstbank Corporation (the “Corporation”) to be voted at the annual meeting of its shareholders, to be held at the Heritage Center on the campus of Alma College, West Superior Street, Alma, Michigan 48801, on Monday, April 25, 2005, at 4:30 p.m. (Alma time), and at any adjournment of the meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and form of proxy are first being sent to shareholders on or about March 15, 2005.

        If a proxy in the accompanying form is properly executed, duly returned, and not revoked, the shares represented by the proxy will be voted at the annual meeting of the Corporation’s shareholders and at any adjournment of that meeting. Where a shareholder specifies a choice, a proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for election of all nominees of the Board of Directors. The Corporation’s management does not know of any other matters to be presented at the annual meeting. If other matters are presented, the shares represented by proxy will be voted at the discretion of the persons designated as proxies who will take into consideration the recommendations of the Corporation’s management.

        Any shareholder executing a proxy in the enclosed form has the power to revoke it by notifying the Secretary of the Corporation in writing at the address indicated above at any time before it is exercised, or by appearing at the meeting and voting in person.

        Solicitation of proxies is being made by mail. Directors, officers, and regular employees of the Corporation and its subsidiaries may also solicit proxies in person or by telephone without additional compensation. In addition, banks, brokerage firms, and other custodians, nominees, and fiduciaries may solicit proxies from the beneficial owners of shares they hold and may be reimbursed by the Corporation for reasonable expenses incurred in sending proxy material to beneficial owners of the Corporation’s stock. The Corporation will pay all expenses of soliciting proxies.

ELECTION OF DIRECTORS

      Nominations and Voting

        The Board of Directors has nominated Edward B. Grant and Samuel A. Smith for election to the Board of Directors at the annual meeting to serve three year terms that will expire in 2008. Messrs. Grant and Smith are incumbents.

        The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not so selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

        A vote of shareholders holding a plurality of shares voting is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as shares voted.

        Shareholder nominations may be made directly by a shareholder by written notice delivered or mailed to the secretary of the Corporation not less than ten (10) nor more than fifty (50) days prior to the annual meeting. However, if a shareholder wishes the Board of Directors to consider a nomination as a part of a slate of nominees approved by the Board of Directors, the nomination process described below must be followed.

      The Nomination Process

        Director nominees are considered and must be approved by the directors on the Board who are independent under SEC and NASDAQ Standards. The Board searches for potential candidates that it identifies by a variety of means as deemed appropriate by the Board.

        The Board has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, the Board requires that each of its members will have the highest personal and professional ethics, integrity and values; will consistently exercise sound and objective business judgment; and will have a comfort with diversity in its broadest sense. In addition, it is anticipated that the Board as a whole will have individuals with significant appropriate senior management and leadership experience, a comfort with technology, a long-term and strategic perspective, and the ability to advance constructive debate. It will be important for the Board as a whole to operate in an atmosphere where the chemistry of the individuals is a key element.

        The independent directors will consider shareholder nominations for directors submitted in accordance with the following procedure. A notice relating to the nomination must be given in writing to the Corporation not later than sixty (60) days nor more than ninety (90) days prior to the anniversary of the prior year’s annual meeting. Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and contain information with respect to the nominating shareholder and persons acting in concert with the nominating shareholder. There are no differences in the manner in which the independent directors evaluate a candidate that is recommended for nomination for membership on the Corporation’s Board by a shareholder. As of this time, the Board has not received any recommended nominations from any of the Corporation’s shareholders in connection with the Annual Meeting.

        Upon receipt of information concerning a shareholder proposed candidate, the Chair of the Board assesses the Board’s needs, primarily whether or not there is a current or pending vacancy or a possible need to fulfill by adding or replacing a director, and then develops a director profile by comparing the current state of Board characteristics with the desired state and the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Board for discussion. Similarly, if at any time the Board determines there may be a need to add or replace a director, the Chair of the Board develops a Director profile by comparing the current state of Board characteristics with the desired state. If no candidates are apparent from any source, the Board will determine the appropriate method to conduct a search. The Board has, to date, not paid any third party fee to assist in identifying and evaluating nominees.

        The Corporation has not established a nominating committee because it desires active participation of all Board members in the analysis and process of making nominations. In addition, nominations are approved by directors who are independent, ensuring the integrity of the nomination process in the same manner that establishing a nominating committee would. The Board has not adopted nomination charter provisions but it has approved the procedure described above.

        A vote of shareholders holding a plurality of shares voting is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as shares voted.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ELECTION OF ALL NOMINEES AS DIRECTORS

PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
TO INCREASE THE AUTHORIZED COMMON STOCK

The Board of Directors recommends that the Corporation’s Articles of Incorporation be amended to increase the Corporation’s authorized number of shares of common stock from 10,000,000 shares to 20,000,000 shares.

Under Michigan law, the Corporation may only issue shares of common stock to the extent that the shares are authorized by the Corporation’s Articles of Incorporation. Currently, the Articles of Incorporation authorize 10,000,000 shares of common stock and 300,000 shares of preferred stock. The proposed amendment will increase the authorized common stock to 20,000,000 shares, and the preferred stock will remain at 300,000 shares. As of March 4, 2005, ______________ shares of common stock and no shares of preferred stock were issued and outstanding.

The purpose of the amendment is to provide additional shares of common stock for future issuance. The additional authorized shares will provide the Corporation with added flexibility in its corporate planning and strategies. The additional shares of common stock could be utilized for a variety of purposes, including future stock splits, stock dividends, employee benefit plans, equity-based acquisitions, strategic corporate relationships, and other corporate purposes. The Corporation has a history of distributing authorized but unissued common shares to its shareholders in stock dividends and stock splits. If the Board chooses to continue this practice, availability of ample authorized but unissued common shares would be required. Also, the Board of Directors has in the past used, and may in the future wish to use, common shares as the form of consideration in the acquisition of smaller financial institutions. The availability of additional shares of common stock is particularly important in the event that the Board of Directors needs to expedite any of the foregoing actions and avoid the time and expense of seeking shareholder approval in connection with a specific potential issuance of common stock. If the amendment is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or the rules and regulations of the Nasdaq National Stock Market.

The additional shares of common stock for which authorization is sought would become part of the existing class of common stock and have the same rights and privileges as the shares of common stock presently outstanding. If authorized, the increase in common stock will not have any immediate effect on the existing rights of common stockholders. To the extent that additional authorized shares are issued in the future, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders. Ownership of the Corporation’s common stock confers no preemptive rights.

In addition, the increase in the authorized common stock that would result from approval of the amendment to the Articles of Incorporation could have an anti-takeover effect. If a person or company commenced an unsolicited change in control attempt against the Corporation, the Board of Directors could delay, discourage, or even possibly prevent the change in control, without further shareholder approval, by issuing additional shares of common stock up to the total authorized number of shares thereby diluting the voting rights of the existing shareholders to an extent proportionate to the number of shares issued. The Board of Directors is not presently aware of any attempt to takeover or acquire the Corporation, nor are they currently aware of any specific effort or takeover threat.

If the proposal is approved by the shareholders, the first paragraph of Article III of the Articles of Incorporation, as amended, would read in its entirety as follows:

“The total authorized capital stock of the corporation is twenty million (20,000,000) shares of common stock, all of one class with equal voting rights, and three hundred thousand (300,000) shares of preferred stock.”

The affirmative vote of holders of a majority of shares entitled to vote at the annual meeting of shareholders is required to approve the proposed amendment to the Corporation’s Articles of Incorporation. For the purpose of counting votes on this proposal, abstentions, broker non-votes, and other shares not voted have the same effect as a vote against the proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF
THE AMENDMENT TO THE CORPORATION’S ARTICLES OF INCORPORATION.

VOTING SECURITIES

        At the close of business on March 4, 2005, the record date for determination of the shareholders entitled to vote at the annual meeting, the Corporation had issued and outstanding _________ shares of its Common Stock, the only class of voting securities presently outstanding. Each share entitles its holder to one vote on each matter to be voted upon at the meeting.

        The following table shows certain information concerning the number of shares of Common Stock held by the only shareholder who is known to management of the Corporation to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Corporation as of March 4, 2005.

Amount and Nature of Beneficial Ownership(1)

	Sole Voting and Investment Power	Shared Voting or Investment Power(2)	Total Beneficial Ownership	Total Percent of Class
Name and Address of Beneficial Owner Firstbank Corporation
401(k) Plan		Xxx,xxx	Xxx,xxx(3)	x.x%
311 Woodworth Avenue
Alma, Michigan 48801

        The following table shows certain information concerning the shares of the Corporation beneficially owned by each of the Corporation’s directors and nominees for director, by the executive officers named in the summary compensation table below, and by all directors and executive officers as a group as of December 31, 2004.

	Amount and Nature of Beneficial Ownership (1)

Name of Beneficial Owner	Sole Voting and Investment Power		Shared Voting or Investment Power (2)	Total Beneficial Ownership		Percent of Class

William L. Benear	18,629	(4)(5)	0	18,629	(4)(5)	*

Duane A. Carr	18,215		0	18,215		*

David W. Fultz	0		525	525	(2)	*

William E. Goggin	13,112		6,248	19,360	(2)	*

Edward B. Grant	0		8,615	8,615	(2)	*

Dale A. Peters	16,895	(4)(5)	9,700	26,595	(2)(4)(5)	*

David D. Roslund	3,037		1,972	5,009	(2)	*

Samuel A. Smith	1,388		4,572	5,960	(2)	*

Samuel G. Stone	16,998	(4)(5)	0	16,998	(4)(5)	*

Thomas R. Sullivan	42,415	(4)(5)	0	42,415	(4)(5)	*

James E. Wheeler II	17,752	(4)(5)	16,177	33,929	(2)(4)(5)	*

All Directors and Executive Officers	148,441		47,809	196,260		-
as a Group (11 Persons)

*Represents less than 1 percent of the outstanding shares.

(1)	The numbers of shares stated are based on information furnished by each person listed and includes shares personally owned of record by that person and shares which under applicable regulations are deemed to be otherwise beneficially owned by that person. Under these regulations a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or investment power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Investment power includes the power to dispose or to direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

(2)	Includes shares as to which the indicated person is legally entitled to share voting or investment power by reason of joint ownership, trust, or other contract or property right and shares held by spouses and children over whom the indicated person may have substantial influence by reason of the relationship.

(3)	ABN AMRO Trust Services Company serves as the trustee of the 401(k) plan. The trustee has voting and limited investment power over shares, if any, held by the 401(k) trust, which have not been allocated to individual accounts and limited investment power over shares which have been allocated to individual accounts. David L. Miller, an officer of the Corporation, is the plan administrator and directs the trustee as to the voting of the shares held by the 401(k) trust that have not been allocated to an individual account, if any. The plan administrator disclaims beneficial ownership of shares held by the 401(k) (except shares allocated to his individual account under the 401(k)) and 401(k) shares that are not reported as beneficially owned by the administrator, unless the shares have been allocated to his individual account under the 401(k).

At the November 2002 Board of Directors meeting, the Directors approved terminating the ESOP provisions of the 401(k) plan. The ESOP, invested entirely in Firstbank Corporation stock, restricted the participant’s ability to diversify. During March 2003, each participant was given various options to roll-over their ESOP balance to a qualified plan, including Firstbank Corporation 401(k), or take a distribution. At that time, participants that rolled their balance into the Firstbank Corporation 401(k) plan made new investment elections.

(4)	Includes shares allocated to individual accounts under the 401(k).

(5)	Shares that may be acquired pursuant to stock options that are exercisable within 60 days are included in the table. The number of shares subject to such options for Mr. Benear is 16,989 shares; Mr. Peters is 16,895 shares; Mr. Stone is 11,976 shares; Mr. Sullivan is 12,537 shares; and Mr. Wheeler is 13,254 shares.

BOARD OF DIRECTORS

        The Articles of Incorporation of the Corporation provide that the Board of Directors will be divided into three classes, as nearly equal in number as practicable, with the term of office of one class expiring each year. The present Board of Directors consists of seven persons who are elected to the Board of Directors for terms of three years each by the Corporation’s shareholders.

        Biographical information concerning the current directors and the nominees who are nominated for election to the Board of Directors at the annual meeting is presented below. Except as otherwise indicated, all directors and nominees have had the same principal employment for over five years. With the exception of Mr. Sullivan, the Corporation’s President and Chief Executive Officer, all directors and director nominees have been determined by the Board of Directors to be independent under the NASDAQ Listing Standards.

A.     Nominees for 3-Year Terms Expiring in 2008

Edward B. Grant (age 55) has been a director of Firstbank (Mt. Pleasant) since 1988 and of the Corporation since 1990. He has served as Chairman of the Board of Firstbank (Mt. Pleasant) since 1989. Mr. Grant is the General Manager of Public Broadcasting at Central Michigan University.

Samuel A. Smith (age 52) was appointed as a director of the Corporation by the Board of Directors upon the resignation of Mr. Benson Munger in June, 2003. He has served on the board of directors of Firstbank – St. Johns since its inception in June, 2000. Mr. Smith is the owner of Smith Family Funeral Homes, Inc. headquartered in Elsie, Michigan.

B.     Directors with 3-Year Terms Expiring in 2006

David D. Roslund (age 64) has been a director of Firstbank – Alma since March, 1990 and of the Corporation since January, 1995. Mr. Roslund has also served as a director of Firstbank – St. Johns since June, 2000. Mr. Roslund, a certified public accountant, is the Administrator of Wilcox Health Care Center, a nursing home facility located in Alma, Michigan. He also is an investor in, and manager of, several local small businesses.

Thomas R. Sullivan (age 54) became President & Chief Executive Officer of Firstbank Corporation in January, 2000. He has served as President, Chief Executive Officer and a Director of Firstbank (Mt. Pleasant) since 1991. He has also served as a director of Firstbank – Alma, Firstbank – West Branch and Firstbank – Lakeview since January, 2000 and as a director of Firstbank – St. Johns since June, 2000. Mr. Sullivan also served as Vice President of the Corporation from 1991 to 1996 and Executive Vice President of the Corporation from 1996 to 2000.

C.     Directors with 3 Year Terms Expiring in 2007

Duane A. Carr (age 65) has been a director of Firstbank — Lakeview since April, 1980 and of the Corporation since April, 1998. He is an attorney with the law firm Miel & Carr in Stanton, Michigan. He is also an active farmer in Carr Farms Partnership in Lakeview, Michigan.

David W. Fultz (age 57) has been a director of Firstbank – West Branch since October, 1994. He is the owner of Fultz Insurance Agency located in St. Helen, Michigan and Kirtland Insurance Agency located in Rose City, Michigan.

William E. Goggin (age 59) has been a director of Firstbank — Alma since February, 1974 and of the Corporation since December, 1985. Mr. Goggin has served as Chairman of the Board of the Corporation since 1986 and Chairman of the Board of Firstbank — Alma since 1974. He is an attorney with the law firm Goggin & Baker in Alma, Michigan.

        The Board of Directors of the Corporation held 12 regularly scheduled meetings during 2004. All incumbent directors attended at least 75 percent of all meetings of the Board of Directors and any committees on which they served.

        The Board of Directors of the Corporation does not have a standing nominating committee. All members of the Board of Directors perform the function of the nominating committee. In making nominations for election to the Board of Directors, the Board of Directors will consider recommendations of shareholders. Shareholders who wish to recommend nominees should submit their recommendations in writing, delivered or mailed, to the Secretary of the Corporation.

Independence Of Directors and Attendance at Meetings

        The Board of Directors of the Corporation is composed of a majority of independent directors (as independence is defined in the NASDAQ Listing Standards). During the fiscal year ended December 31, 2004, the Board of Directors of the Corporation and the Banks held a total of 72 regular meetings. Various committees of the Boards held meetings as needed. Each director attended at least seventy-five percent (75%) of the total meetings of the Boards of Directors and meetings of the committees on which they served. The Corporation also encourages all members of the Board to attend the Corporation’s annual meeting of shareholders each year. All members of the Board of Directors of the Corporation attended the Corporation’s 2004 annual meeting.

Communication With the Corporation’s Board of Directors

        Shareholders may communicate with members of the Corporation’s Board by mail addressed to the full Board, a specific member of the Board, or to a particular committee of the Board at 311 Woodworth Avenue. Alma, Michigan 48801.

Code of Ethics

        The Corporation has adopted a Code of Ethics that applies to the Corporation’s executive officers (including the Corporation’s Chief Executive Officer and principal Financial Officer) and all of the directors. The Corporation’s Code of Ethics can be obtained free of charge by sending a request to the Corporation’s corporate secretary at 311 Woodworth Avenue, Alma, Michigan 48801. Any changes or waivers to the Code of Ethics will be disclosed on the Corporation’s website.

Compensation of Directors

        All members of the Corporation’s Board of Directors also serve on the board of directors of a subsidiary bank. Only outside directors receive compensation for their service in each of those capacities.

        The Corporation pays its Chairman of the Board a retainer of $3,000 per year and 100 shares of the Corporation’s common stock. The Chairman of the Audit Committee is paid a retainer of $1,000 per year. Additionally, each outside corporate director, including the Chairman, receives 400 shares of the Corporation’s common stock as a retainer and is paid a fee for attendance at meetings of the board or board committees. A fee of $600 is paid for each regular Board of Directors meeting attended, $250 for each conference call in which the director participates, $1,000 for each full day and $750 for each half day special Board of Directors meeting attended. Directors who serve on the Corporation’s Audit and Compensation Committees are paid $250 for each committee meeting attended.

        Each outside director of the Corporation is also a director of Firstbank — Alma, Firstbank (Mt. Pleasant), Firstbank — West Branch, Firstbank — Lakeview, or Firstbank — St. Johns. Outside Chairman of the Boards of Directors of the banks each receive 100 shares of the Corporation’s common stock as a retainer. Additionally, each outside member of a Bank Board, including the Chairman, receives a retainer of 100 shares of Firstbank Corporation common stock per year and is paid a fee for attendance at bank board meetings. A fee of $400 is paid for each regular Bank Board of Directors meeting attended, $750 for each full day and $500 for each half day special Bank Board of Directors meeting attended. Outside directors who serve on a committee of the bank board are paid $100 for each committee meeting attended.

        Directors of all the banks have the option of receiving meeting fees in cash or to purchase Firstbank Corporation common stock. Directors of the Corporation and each subsidiary bank may also elect to defer their director fees under the Firstbank Corporation Nonqualified Deferred Compensation Plan. Deferrals are discretionary and each director is permitted to select an investment option for the deferred fees under the Deferred Compensation Plan.

Audit Committee

        The Audit Committee oversees the Corporation’s accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; appoints and approves the compensation of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the auditors to perform the internal audit functions and services which the independent auditors are not permitted to perform; reviews the financial statements to be included in the Corporation’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Corporation’s quarterly financial statements. The Audit Committee is composed of Messrs. Grant, Roslund, Smith and Fultz. The Audit Committee met X times during the fiscal year ended December 31, 2004.

        All members of the Corporation’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). Mr. Grant has been designated by the Board as the Audit Committee’s financial expert. Mr. Grant is independent of management, as such term is used in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Corporation has adopted a written Audit Committee Charter that was attached as Exhibit A to the Corporation’s proxy statement for the 2004 Annual Shareholders Meeting. On March x, 2004, the Audit Committee submitted to the Board the following report.

Audit Committee Report

        We have reviewed and discussed with management the Corporation’s audited financial statements as of, and for the year ended, December 31, 2004.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board and have discussed with the auditors the auditors’ independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Corporation’s Form 10-K for the year ended December 31, 2004.

Respectfully submitted, Edward B. Grant David D. Roslund Samuel A Smith David W. Fultz

REPORT ON EXECUTIVE COMPENSATION

Compensation Committee

        The compensation committee is comprised of the outside directors of the Board of the Corporation and, as a committee, they administer the Stock Option and Restricted Stock Plan of 1993 (the “1993 Plan”) and the Stock Option and Restricted Stock Plan of 1997, as amended (the “1997 Plan”). The Corporation’s Board of Directors has the responsibility for establishing the formal employee benefit plans which are available to the employees of the Corporation and its subsidiaries. These plans currently include a qualified 401(k) plan (under which employees can direct investment in Firstbank Corporation stock), a non-qualified deferred compensation plan, the 1993 Plan, and the 1997 Plan. The compensation committee of the Corporation also reviews and formally approves the compensation to be paid to the chief executive officers of the subsidiary banks, each of whom is also an officer of the Corporation. Recommendation of the compensation of the subsidiary bank chief executive officers is, however, the role of the Boards of Directors of the subsidiary banks.

Executive Compensation Report

        Mr. Sullivan serves as President and Chief Executive Officer of Firstbank Corporation and Firstbank (Mt. Pleasant). With the exception of Mr. Sullivan, all officers of the Corporation who are also officers of one of its affiliates, serve as officers of the Corporation as an incident to their primary service as an officer and employee of a subsidiary bank. Although there is a great deal of communication between the Board of Directors of the Corporation and the Boards of Directors of the banks, except as to subsidiary bank chief executive officers, the Boards of Directors of the banks retain authority and responsibility for setting compensation for their own officers, including those officers who also serve as officers of the Corporation.

        All officers receive a salary and, if net income is satisfactory, an annual cash bonus. It is the policy of the Corporation and the banks to set salaries at levels which will be competitive with other comparable financial institutions in order to enable the Corporation and the banks to retain, and when needed, attract qualified executive officers. Information on compensation levels of other institutions is obtained from compensation surveys published by the Michigan Bankers Association and other sources. In setting salaries, the Corporation and the banks also seek to assure relative fairness in the compensation of officers and to recognize the value of the contribution that each makes to the Corporation’s success. Annual cash bonuses are based on a discretionary evaluation of the performance of the Corporation and the subsidiary bank, if any, of which the officer serves. Bonuses also take into account recognition of specific personal achievements of the individual officers.

        During the third quarter of 2001, the accounting firm of Plante & Moran LLP conducted a compensation study for the Corporation. This study, among other things, included a local, regional, and national survey of financial institutions comparable in size to the Corporation. The information from this study was used primarily for establishing compensation levels and programs for 2003 and subsequent years.

        During 2004, stock options were awarded under the 1997 Plan to all full-time benefit eligible employees as of January 1, 2004. The number of shares subject to each option was based on the position and discretionary assessment of the performance of each grantee. All options are granted for a term of ten years but terminate, subject to certain limited exercise provisions, in the event of retirement or other termination. The options vest over different periods of time depending on the employment classification of the grantee. All options of 50 shares or less become fully vested one year after the grant date. Options in greater amounts vest over a period of five years from the date of the grant with 20% of the option vesting on each yearly anniversary of the date of the grant.

        The Corporation generally maintains a conservative level of perquisites and personal benefits. The dollar value of perquisites and personal benefits provided to executive officers does not exceed 10% of each executive officer’s respective annual salary and bonus.

        Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Corporation’s Board of Directors has examined its executive compensation policies in light of Section 162(m) and the regulations issued by the Internal Revenue Service to implement that section. It is not expected that any portion of the Corporation’s deduction for employee remuneration will be disallowed in 2004 or in future years by reason of actions expected to be taken in 2005.

        The salary of Thomas R. Sullivan, President and Chief Executive Officer of the Corporation and Firstbank (Mt. Pleasant), is reviewed and approved by the Compensation Committee and the Board of Directors of the Corporation. Mr. Sullivan’s bonus is reviewed by a collective effort between the Firstbank Corporation and Firstbank (Mt. Pleasant) Boards of Directors with the final approval residing with the Corporate Board. In recommending and approving Mr. Sullivan’s salary, the committee and the boards consider a survey of compensation paid to executive officers by Michigan financial institutions of more or less comparable size. Mr. Sullivan’s salary, bonus, and stock option awards were also based on a discretionary evaluation of Mr. Sullivan’s personal performance and the operating results of the Corporation and Firstbank (Mt. Pleasant). For this purpose, the committee and the Boards of Directors focused on the earnings of the Corporation and Firstbank (Mt. Pleasant) in the year just completed, the quality and productivity of the management team, administrative staffing, and continuing improvements made in loan quality, loan and loan allowance management, and loan documentation and procedure.

Respectfully submitted, Duane A. Carr William E. Goggin Edward B. Grant Samuel A. Smith David D. Roslund David W. Fultz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The compensation committee is comprised of the outside members of the Board of Directors of the Corporation. Mr. Sullivan, the President and Chief Executive Officer of the Corporation, has served on the Board of Directors and participated in deliberations concerning compensation of other executive officers. Mr. Sullivan, however, has been excused from meetings at which decisions with respect to his own compensation have been made. The entire Board of Directors, except Mr. Sullivan, serves as a committee to administer the 1993 and 1997 Plans.

STOCK PERFORMANCE

        The following graph compares the cumulative total shareholder return on the common stock of the Corporation to the KBW 50 Index, published by Keefe, Bruyette & Woods, Inc., the Standard & Poor’s 500 Stock Index and the NASDAQ Bank Index, assuming a $100 investment at the end of 1999. The Standard & Poor’s 500 Stock Index is a broad equity market index. The KBW 50 Index is composed of 50 money center and regional bank holding companies. The NASDAQ Bank Index is composed of 523 banks and savings institutions as well as companies performing functions closely related to banking, such as check cashing agencies, currency exchanges, safe deposit companies and corporations for banking abroad. Cumulative total return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

The table below shows dollar values for cumulative total shareholder return plotted in the graph above.

	1999	2000	2001	2002	2003	2004
Firstbank Corporation	$100.00	$106.12	$116.77	$166.78	$223.55	$224.77
S & P 500	$100.00	$90.89	$80.09	$62.39	$80.29	$89.02
NASDAQ Bank	$100.00	$120.06	$115.11	$107.00	$143.42	$157.83
KBW 50	$100.00	$117.64	$125.14	$127.22	$163.14	$184.84

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

        For the year 2004, executive officers of the Corporation were compensated as previously described by Firstbank Corporation and/or Firstbank — Alma, Firstbank (Mt. Pleasant), Firstbank — West Branch, Firstbank — Lakeview or Firstbank — St. Johns in accordance with their employment with the applicable banks. Presented below is the remuneration paid for the three years ended December 31, 2004, to the five most highly compensated officers of the Corporation whose salary and bonus exceeded $100,000.

	Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary(1)	Bonus(1)	Long Term Compensation Shares Underlying Options(2)	All Other Compensation(3)

Thomas R. Sullivan
Director, President & Chief Executive
Officer of the Corporation
and of Firstbank
(Mt. Pleasant)	2004	$240,708	$60,044	1,575	$13,579
	2003	$224,996	$81,426	1,653	$13,459
	2002	$200,000	$95,463	1,736	$ 5,980
Samuel G. Stone
Executive Vice President &
Chief Executive Officer, Secretary and
Treasurer of the Corporation	2004	$164,992	$39,382	1,312	$ 9,171
	2003	$157,438	$50,434	1,378	$ 8,838
	2002	$140,000	$53,008	1,447	$ 6,477
James E. Wheeler II
Vice President of the
Corporation and President
& Chief Executive Officer
of Firstbank - Alma	2004	$139,045	$28,023	1,312	$ 7,330
	2003	$130,679	$35,083	1,378	$ 7,383
	2002	$127,000	$45,088	1,447	$ 4,304
Dale A. Peters
Vice President of the
Corporation and President
& Chief Executive Officer
of Firstbank - West Branch	2004	$128,776	$26,434	1,312	$ 7,061
	2003	$121,833	$39,336	1,378	$ 6,792
	2002	$115,000	$41,346	1,447	$ 5,556
William L. Benear
Vice President of the
Corporation and President
& Chief Executive Officer
of Firstbank - Lakeview	2004	$127,638	$25,567	1,312	$ 6,799
	2003	$120,711	$33,063	1,378	$ 4,652
	2002	$110,000	$37,802	1,447	$ 4,610

(1)	Includes compensation voluntarily deferred under the 401(k) and under the Firstbank Corporation Nonqualified Deferred Compensation Plan.

(2)	The numbers of shares subject to stock options have been adjusted to reflect stock dividends.

(3)	All other compensation for the year ended December 31, 2004, is comprised of matching contributions under the 401(k) and deferred compensation plans as follows:

Thomas R. Sullivan	$13,579
Samuel G. Stone	$ 9,171
James E. Wheeler II	$ 7,330
Dale A. Peters	$ 7,061
William L. Benear	$ 6,799

Stock Option Information

        Stock options are believed to help align the interests of employees with the interests of shareholders by promoting stock ownership by employees and by rewarding them in appreciation by the price of the Corporation’s stock. Stock options which were granted or outstanding during 2004 were granted under the 1997 Plan.

        The following tables set forth information concerning stock options granted to, exercised by and retained by the named executive officers of the Corporation during 2004.

	Option Grants in Last Fiscal Year
		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Shares Underlying Options Granted(2)	Percent of Total Options Granted to Employees In Fiscal Year	Exercise Price(1)	Expiration Date	5%	10%
Thomas R. Sullivan	1,575	3.01%	26.97	11/22/14	26,715	67,702
Samuel G. Stone	1,312	2.51	26.97	11/22/14	22,263	56,418
James E. Wheeler II	1,312	2.51	26.97	11/22/14	22,263	56,418
Dale A. Peters	1,312	2.51	26.97	11/22/14	22,263	56,418
William L. Benear	1,312	2.51	26.97	11/22/14	22,263	56,418

	Option Exercises in 2004 and Year End Option Values
Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Year End(2) Exercisable/Unexercisable		Value of Unexercised In-The-Money Options at Year End(4) Exercisable/Unexercisable
Thomas R. Sullivan	8,844	$113,414	12,537	5,052	$132,660	$26,626
Samuel G. Stone	0	0	11,976	6,444	152,807	51,826
James E. Wheeler II	0	0	13,254	4,210	161,789	22,189
Dale A. Peters	1,033	110,649	16,895	4,210	216,645	22,189
William L. Benear	7,785	14,132	16,989	4,210	253,165	22,189

(1)	The per share exercise price of each option is equal to the market value of the common stock on the date each option was granted, as adjusted, for the stock dividend issued in December 2004. All outstanding options were granted for a term of ten years. Options terminate, subject to certain limited exercise provisions, in the event of retirement or other termination. No option is exercisable until one year after the date of grant, except for options granted in 1994, which became fully vested six months after the date of grant. The right to exercise options vests over five years with 20% becoming vested on each yearly anniversary of the date of the grant.

(2)	The numbers have been adjusted in accordance with the 1993 Plan and the 1997 Plan to reflect stock dividends.

(3)	These amounts are based on assumed rates of appreciation over the entire option period without any discount to present value. Actual gains, if any, on stock option exercises will be dependent upon future overall market conditions and on the future performance of the Corporation’s common stock. Amounts realized, if any, may be more or less than the amounts reflected in the table.

(4)	The value of unexercised options reflects the increase in market value of the Corporation’s common stock from the date of grant through December 31, 2004 (when the closing price of the Corporation’s common stock was $28.94 per share). Value actually realized upon exercise by the named executives will depend upon the value of the Corporation’s common stock at the time of exercise.

Severance Benefit Agreements

        The Corporation has entered into individual severance benefit agreements with the named executives as well as certain other of its senior officers. These agreements provide severance benefits if the executive’s employment is terminated without cause within two (2) years after a change-in-control or within six (6) months before a change-in-control of the Corporation. For the purpose of these agreements, a “change-in-control” is defined as a purchase, merger, buyout, consolidation or other reorganization under the terms of which more than fifty percent (50%) of the combined voting power of the outstanding stock of the Corporation becomes held by any group of less than ten (10) individuals, a banking entity, a trust, a corporation or any other business entity. Severance benefits will not be payable if the Corporation terminates the executive’s employment for cause or if the executive resigns for reasons other than a substantial change in the terms or conditions of the executive’s employment. An executive may resign as a result of a substantial change in the terms or conditions of his employment after a change-in-control and retain the benefits provided under the agreement. A substantial change in terms or conditions of employment will be deemed to have occurred if any of the following occurs: the Corporation reduces the executive’s base salary; the Corporation discriminates against the executive as to bonuses, salary increases or fringe benefits; the executive is assigned duties which result in a significant reduction or material change in the executive’s authority or responsibility; or the executive is relocated to a place in excess of twenty-five (25) miles from the location where the executive was based at the time the agreement was executed. The agreements continue indefinitely unless the Corporation takes action to terminate by giving notice at least two (2) years prior to the anniversary date of the agreements when the termination is to be effective. These agreements provide a severance benefit of a lump sum payment equal to one and one-half years salary and incentive bonus and continuation of benefits coverage for two (2) years. The agreements provide that benefits payable under them will be reduced or delayed to the extent necessary so that they would not become subject to any excise taxes imposed with respect to so-called “parachute payments” under the Internal Revenue Code of 1986, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The Exchange Act requires the Corporation’s directors, officers and persons who own more than 10% of the Corporation’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). SEC regulations require such reporting persons to furnish the Corporation with copies of all such reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for those persons, the Corporation believes that from January 1, 2004 through December 31, 2004, its directors, officers and greater than 10% shareholders complied with all applicable filing requirements, except that Mr. Samuel Smith purchased 88.6117 shares on January 23, 2004 which were not reported until March 12, 2004..

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Directors and officers of the Corporation and their associates were customers of, and had transactions with, the Corporation’s subsidiary banks in the ordinary course of business between January 1, 2004 and December 31, 2004. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. All loans to directors, officers and their associates were current as of December 31, 2004.

RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        The financial statements of the Corporation for the year ended December 31, 2004, have been examined by Crowe Chizek and Company LLC, certified public accountants, as independent auditors of the Corporation for the 2004 fiscal year. A representative of Crowe Chizek and Company LLC will be at the annual meeting of shareholders and will have an opportunity to make a statement and be available to answer appropriate questions. Crowe Chizek and Company LLC has been the Corporation’s auditors for many years.

      Audit Fees

        The following table shows the fees for professional services of Crowe Chizek for audit and other services they provided to Firstbank for 2004 and 2003:

	2004	2003
Audit Fees (1)	$208,000	$101,300
Audit-Related Fees (2)	63,135	19,450
Tax Fees (3)	12,450	35,825
All Other Fees	0	0

        1.        Includes the aggregate fees billed for professional services rendered by Crowe Chizek in 2003 and 2004 for the audit of Firstbank’s annual financial statements, and review of financial statements included in Firstbank’s quarterly reports on Form 10-Q. Also included in 2004 are the aggregate fees billed for the audit of the Company’s Sarbanes/Oxley section 404 compliance.

        2.        Principally audits of employee benefit plan, FHLB audits of Schedules of Eligible Collateral, and audits of internal controls for Sarbanes/Oxley section 404 compliance.

        3.        Principally tax compliance services (including U.S. federal and state tax returns), cost segregation studies, review of quarterly tax computations and consultations regarding various tax strategies.

        The Audit Committee’s policy is to pre-approve all audit services and non-audit services that are to be performed for Firstbank by its independent auditors. Under the Audit Committee’s policy, authority to pre-approve permitted services has been delegated to the Audit Committee chairman who can act alone for circumstances when pre-approval is not obtained from the full Audit Committee. Any pre-approval by the delegated authority is required to be reported to the Audit Committee at its next meeting. For 2004, all of the services described in the table above were pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS

        Shareholder proposals intended to be presented at the 2006 annual meeting must be received by the Corporation for inclusion in its proxy statement and form of proxy relating to that meeting by November 16, 2005. Shareholder proposals should be made in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and should be addressed to Samuel G. Stone, Secretary, Firstbank Corporation, 311 Woodworth Avenue, Alma, Michigan 48801. Proxies to be solicited by the Corporation to vote at the annual meeting of shareholders to be held in 2005 may confer discretionary authority on the persons named as proxies to vote on any matter if the Corporation does not have notice of the matter by February 1, 2006.

Firstbank Corporation

2004
Annual Report

This 2004 Annual Report contains audited financial statements and a detailed financial review. This is Firstbank Corporation’s 2004 Annual Report to Shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not deemed to be soliciting material and is not deemed to be filed with the Securities and Exchange Commission (the “SEC”) except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

The 2004 Report to Shareholders accompanies this proxy statement. That report presents information concerning the business and financial results of Firstbank Corporation in a format and level of detail that we believe shareholders will find useful and informative. Shareholders who would like to receive even more detailed information than that contained in this 2004 Annual Report are invited to request our Annual Report on Form 10-K.

Firstbank Corporation’s Form 10-K Annual Report filed with the Securities and Exchange Commission will be provided to any shareholder, without charge, upon written request. Requests should be addressed to Samuel G. Stone, Chief Financial Officer, Firstbank Corporation, 311 Woodworth Avenue, P.O. Box 1029, Alma, Michigan 48801-6029. Firstbank Corporation’s Form 10-K Annual Report may also be accessed through our website www.firstbank-corp.com.

PRELIMINARY
REVOCABLE PROXY
FIRST BANK CORPORATION

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Shareholderson
April 25, 2005

The undersigned, a shareholder of FIRSTBANK CORPORATION, hereby appoints THOMAS R. SULLIVAN and SAMUEL G. STONE as proxies, each with full power to act without the other and to appoint his substitute and hereby authorizes them to represent and vote as designated hereon, all shares of Firstbank Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Firstbank Corporation to be held April 25, 2005 and at any adjournment thereof.

Please be sure to sign and date this Proxy in the box below.      Date ________, 2005

__________________________________________________________________________________
Shareholder sign above    Co-holder (if any) sign above

1. In the ELECTION OF DIRECTORS (except as marked to the contrary below):

For [ ]     Withhold [ ]     For All Except [ ]

Edward B. Grant
Samuel A. Smith

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

_________________________________

2. Proposal to amend the Articles of Incorporation to increase the authorized common stock.
For [ ]     Against [ ]     Abstain [ ]

3. Upon all matters which may properly come before the meeting, including matters incident to the conduct of the meeting or any adjournments thereof.
For [ ]     Against [ ]     Abstain [ ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN A MANNER DIRECTED HEREIN BY THE BELOW SIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” THE PROPOSAL IN ITEM 2 AND IN THE PROXIES’ DISCRETION ON OTHER MATTERS WHICH PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or company name by authorized person.

Detach above card, sign, date and mail in postage paid envelope provided.

FIRSTBANK CORPORATION

PLEASE MARK/SIGN, DATE AND RETURN THIS PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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